Pricing Agreement

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York  10036
                                                     February 19, 1998

Dear Sirs:

      Dillard's, Inc. (the "Company") proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement Standard Provisions filed as an exhibit to the Company's registration statements on Form S-3 (Nos. 33-64355 and 333-26343) (the "Underwriting Agreement"), to issue and sell to you the Securities specified in Schedule I hereto (the "Designated Securities"). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty with respect to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement; provided, however, the Underwriting Agreement shall be amended, for purposes of this Pricing Agreement only, as follows:

      (1)  The following clause shall be added to the end of Section 2:

           (c)  The Company has complied with all provisions of
           Section 1 of Laws of Florida, Chapter 92-198 Securities - Business with Cuba.

      (2) Clauses (i) through (iii) of Section 7(g) shall be deleted and the following shall be inserted in lieu thereof:

           (i) trading generally shall have been suspended or materially limited on or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange, the National Association of Securities Dealers, Inc., the Chicago Board Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities, or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis that, in your judgment, is material or adverse, if the effect of any such event specified in clauses (i) through
           (iv), singly or together with any other such event makes it, in your judgment, impracticable to market the Designated Securities on the terms and in the manner contemplated in the Prospectus;

      (3) Section 8(a) is hereby amended by inserting on the fifteenth line following the word "Underwriter" the words "as such expenses are incurred."

      (4) Section 8(b) is hereby amended by inserting on the penultimate line following the word "Company" the words "as such expenses are incurred."

      (5) Section 8(c) is hereby amended by deleting the second sentence and inserting in lieu thereof the following:

           The indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for (a) the fees and expenses of more than one separate firm (in addition to any local counsel) for the Underwriter and all persons, if any, who control the Underwriter within the meaning of either
           Section 15 of the Act or Section 20 of the Exchange Act and (b) the fees and expenses of more than one separate firm (in addition to any local counsel) for the Company, its directors, its officers who sign the Registration Statement and each person, if any, who controls the Company within the meaning of either such Section. In the case of any such separate firm for the Underwriter and such control persons of the Underwriter, such firm shall be designated by Morgan Stanley & Co. Incorporated. In the case of any such separate firm for the Company and such control persons of the Company, such firm shall be designated by the Company. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

      Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The address of the Representatives referred to in Section 12 of the Underwriting Agreement is your address as set forth above.

      A supplement to the Prospectus relating to the Designated
Securities, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

      Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to you, and you agree to purchase from the Company, at the time and place and at the purchase price set forth in Schedule I hereto, $100,000,000 in aggregate principal amount of Designated Securities.

      If the foregoing is in accordance with your understanding, please sign and return to us two counterparts hereof, and upon acceptance hereof by you, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between you and the Company.


                                Very truly yours,


                                DILLARD'S, INC.



                                BY:   /s/ James I. Freeman


Accepted as of the date hereof:

Morgan Stanley & Co. Incorporated


By:   /s/ Michael Fusco

                              SCHEDULE I

Title of Designated Securities:

     6.30% Notes due 2008

Aggregate principal amount:

     $100,000,000

Price to Public:

      99.954% of the principal amount of the Designated Securities

Purchase Price by Underwriters:

      99.304% of the principal amount of the Designated Securities

Specified funds for payment of purchase price:

      Federal Reserve (same day) Funds

Indenture:

      Indenture, dated as of May 15, 1988, as supplemented, between the Company and The Chase Manhattan Bank (formerly known as
      Chemical Bank) as Trustee

Maturity:

      February 15, 2008

Interest Rate:

      6.30%

Interest Payment Dates:

      February 15 and August 15, commencing August 15, 1998

Redemption Provisions:

      No provisions for redemption or sinking fund

Time of Delivery:

      10:00 a.m., New York City time, February 24, 1998

Closing Location:

      Offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017-3909